HILLS BANCORPORATION
                                   EXHIBIT II

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                         Three Months Ended        Nine Months Ended
                                                             September 30            September 30
                                                         ---------------------   ---------------------
                                                           2000        1999        2000        1999
                                                         ---------   ---------   ---------   ---------
Weighted average number of shares
  outstanding (basic) ................................   1,495,941   1,493,867   1,495,941   1,492,905

Weighted average of potential dilutive shares
  attributable to stock options granted
  computed under the treasury stock method ...........      12,726      12,011      12,775      12,154
                                                         ---------   ---------   ---------   ---------

Weighted average number of shares (diluted) ..........   1,508,667   1,505,878   1,508,716   1,505,059
                                                         =========   =========   =========   =========


Earnings per share:
  Net income (in thousands) ..........................   $   2,336   $   2,118   $   6,939   $   6,278
                                                         =========   =========   =========   =========
  Earnings per common share:
    Basic ............................................   $    1.56   $    1.41   $    4.63   $    4.20
    Diluted ..........................................        1.55        1.40        4.60        4.17